Exhibit T3A-67

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:26 AM 06/27/2016
FILED 11:26 AM 06/27/2016
SR 20164651260 - File Number 6080230

State of Delaware

Limited Liability Company

Certificate Of Formation

First: The name of the limited liability company is Weatherford URS Holdings, LLC.

Second: The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Weatherford URS Holdings, LLC this 27th day of June 2016.

By:	/s/ Charity R. Kohl
Charity R. Kohl
Authorized Person